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                                                                    EXHIBIT 10.1


                              RESTATED AND AMENDED
                              EMPLOYMENT AGREEMENT

                       CARING PRODUCTS INTERNATIONAL, INC.
                                      WITH
                                SUSAN A. SCHRETER


                 AGREEMENT, dated September 24, 1999, between CARING PRODUCTS INTERNATIONAL, INC., a Delaware corporation having an address at P. O. Box 9288 Seattle, Washington 98109 (the "Company"), and SUSAN A. SCHRETER, an individual residing at 5843 Woodlawn Avenue North, Seattle, Washington 98103 (the "Executive").

                               W I T N E S S E T H

                 The Company and the Executive entered into a Restated and Amended Employment Agreement, dated as of March 13, 1996 (the "Restated Agreement"), certain provisions of which they now desire to further amend. Among other things, the Company and the Executive believe it imperative, and in the best interest of the Company's shareholders, that the Executive devote a portion of her business time and attention to the affairs of Creative Products International, Inc. ("Creative"), a subsidiary of the Company whose shares are to be spun-off to the Company's shareholders as a dividend (the "Spin-off"). The Company and the Executive also believe it is imperative, and in the best interest of the Company's shareholders, to make the Company as attractive as possible to proposals from third parties in light of the Board of Director's continuing consideration of the Company's strategic alternatives.

                 Accordingly, the parties hereto desire to and do hereby amend and restate in its entirety the Restated Agreement as follows:

                 1. EMPLOYMENT TERM, DUTIES AND ACCEPTANCE.

                 (a) The Company hereby retains Executive as the Company's
Chief Executive and President for a period of one (1) year, commencing on the date hereof (the "Initial Period"), and thereafter the Executive's employment under this Agreement shall automatically be extended for successive periods of one (1) year (each, a "Renewal" and collectively, the "Renewals;" the Initial Period and any and all Renewals are hereinafter collectively referred to as the "Employment Period") unless no later than ninety (90) days prior to the expiration of the Initial Period or any Renewal either party hereto shall give written notice to the other as provided herein of its or her election to terminate the employment hereunder whereupon such employment shall terminate effective upon the expiration of the Initial Period or such Renewal, as the case may be, subject to earlier termination as hereinafter provided.

                 (b) In her capacity as Chief Executive Officer and President of the Company, the Executive shall be responsible for the operations of the Company, subject to the direction and control of the Board of Directors. The Executive shall have the powers and privileges of the President and Chief Executive Officer of the Company, as defined in the By-Laws of the


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Company in effect on the date hereof and as currently interpreted, and, to the extent not defined therein, as the same are customarily performed and exercised by a president and chief executive officer of a publicly owned corporation incorporated in one of the United States of America. If elected, the Executive shall serve as a member of the Board of Directors (and of any Executive Committee or similar committee having powers of the Board of Directors now in existence or hereafter created) of the Company without any additional compensation for such services. As used in this Agreement, the term "Company" includes each Subsidiary of the Company, and the terms "Subsidiary" and "Subsidiaries" shall mean each corporation of which more than 50% of the outstanding stock entitled to vote for directors is owned directly or indirectly by the Company. The Executive hereby accepts the foregoing employment and, so long as she is the Chief Executive Officer and President of the Company, agrees to devote such portion of her business time and attention to the performance of her duties hereunder as may be reasonably required so as to promote the profit, benefit and advantage of the business of the Company. It is understood and agreed that during the Employment Period, the Executive shall be entitled to devote approximately twenty-five percent (25%) of her business time and attention to the affairs of Creative without violating the provisions of this Agreement and to be compensated therefore as shall be agreed between Creative and the Executive.

                 2. COMPENSATION; BENEFITS. As compensation for all services to be rendered by Executive pursuant to this Agreement, subject to the conditions stated herein, the Company agrees to pay to Executive all of the foregoing:

                 (a) BASE SALARY. Beginning on the date hereof and until September 30, 1999, the Company shall pay the executive a base salary (the "Base Salary") at a rate of One Hundred Twenty Five Thousand Dollars ($125,000) per annum; commencing October 1, 1999 and until the expiration of the Employment Period, the Base Salary shall be decreased to One Hundred Thousand Dollars (US $100,000) per annum, payable in accordance with the payroll practices of the Company as from time to time in effect. On or as soon as practicable after each yearly anniversary of the date hereof, the Board of Directors shall review the services provided by Executive to determine the amount, if any, that Executive's Base Salary shall be increased for the forthcoming year. This Agreement shall not be deemed abrogated or terminated if the Company, in its discretion, shall determine to increase the compensation to the Executive for any period of time or if the Executive shall accept such increase, but nothing herein shall be deemed to obligate the Company to make any such increase.

                 (b) BONUS. Executive shall be entitled to participate in any bonus or profit sharing plan that may be adopted from time to time by the Company and to receive a bonus or distribution thereunder (the "Bonus").

                 (c) FRINGE BENEFITS. Executive shall receive (subject to the terms and conditions of particular plans and programs) all rights, privileges and fringe benefits afforded to other senior executives of the Company, including, but not by way of limitation, the right to participate in any pension, retirement, major medical, group health, disability, accident and life insurance, relocation reimbursement, and other employee benefit programs made generally available, from time to time, by the Company. Notwithstanding the foregoing, the Company shall pay, or reimburse Executive, for the cost of major medical and health insurance irrespective of



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whether such benefits are provided to any other executives or employees..

                 (d) EXPENSE REIMBURSEMENT. The Company shall pay or reimburse Executive for all reasonable expenses incurred in the performance of her services under this Agreement during the Employment Period, including expenses incurred in connection with the operation and maintenance of her automobile consistent with past practice, upon presentation of expense statements, vouchers or such other supporting documentation as may reasonably be required.

                 3. TERMINATION OF EMPLOYMENT.

                 (a) Executive's employment hereunder shall terminate upon the earliest of the following:

                     (i) Executive's death or Retirement (as defined in Section
               3(e) hereof);

                     (ii) Thirty (30) days after delivery by the Company to Executive of written notice that Executive has materially and substantially failed to perform and discharge her duties hereunder for a period of at least three (3) consecutive months or for an aggregate of four (4) months in any twelve (12) month period as a result of physical or mental disability or incapacity (a "Disability") unless the Executive shall have returned to full-time performance of her duties hereunder during such thirty (30) day period;

                    (iii) Fifteen (15) days after delivery by the Company to Executive of written notice of termination for "Objectionable Conduct" (as such term is defined in Section 3 (c) hereof), provided such Objectionable Conduct has not been cured by Executive within such fifteen (15) day period (or such longer period as is reasonably required provided that Executive has acted in good faith to begin to cure such Objectionable Conduct within such fifteen (15) day period);

                    (iv) Thirty (30) days after delivery by Executive to the Company of written notice of termination other than pursuant to Section 3 (a)
(v);

                    (v) Fifteen (15) days after delivery by Executive to the Company of written notice of termination for "Good Reason" (as such term is defined in Section 3 (d) hereof, provided such Good Reason has not been cured by the Company within such fifteen (15) day period (or such longer period as is reasonably required provided the Company has acted in good faith to begin to cure such Good Reason within such fifteen (15) day period).

                    (vi) Fifteen (15) days after delivery by Executive of written notice of termination in the event of a "Change of Control" of the Company (as such term is defined in Section 3 (g) hereof), such notice to identify the change of control as the cause of the termination and to be delivered to the company no later than three (3) months following such Change of Control.

                 (b) In the event of a dispute between the parties as to what constitutes a Disability, such dispute shall be finally determined by a physician mutually agreed upon by Executive and Company. If a mutually acceptable physician cannot be selected, Executive and the




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Company shall each choose a physician, and such physicians shall select a third physician, by mutual agreement, whose determination shall be conclusive. Either party may request that such a determination be made, in which event the parties agree to cooperate fully with whatever procedures and examinations may be required in order to allow such determination to be made. The cost of such examinations shall be borne by the Company if such determination is that a Disability exists or by the Executive if such determination is that no Disability exists.

                 (c) As used herein, "Objectionable Conduct" shall mean (i) the material breach by Executive of her duties and obligations hereunder, or (ii) any act of gross misconduct by Executive materially detrimental to the Company, including without limitation, misappropriation of the Company's property, conviction of a felony, or dishonesty or conflict of interest on the part of Executive.

                 (d) As used herein, "Good Reason" shall mean (i) the material breach by the Company of any of its obligations hereunder, (ii) the assignment by the Company to Executive of duties which are inconsistent with, or require travel significantly more time-consuming or extensive than, Executive's duties and business travel obligations on the date hereof, (iii) any diminution in the duties or authority of the Executive as in effect on the date hereof, (iv) a change in Executive's assigned site location without Executive's express written consent, (v) the failure by the Company to pay (or reimburse Executive for) all reasonable moving expenses incurred by Executive and relating to a change of her principal residence and to indemnify Executive against any loss by Executive and/or her spouse in the sale of Executive's principal residence in connection with any such change of residence, all to the effect that Executive shall incur no loss on an after-tax basis, (vi) the failure by the Company to obtain the express written assumption of and agreement to perform this Agreement as contemplated in Section 14 hereof, or (vii) a reduction by the Company of Executive's Base Salary as the same may be increased from time to time hereafter, (viii) the failure of the Company to continue to provide Executive with substantially the same level of fringe benefits as contemplated in Section 2(c) hereof unless such fringe benefits (excluding major medical insurance) shall cease to be provided to all senior executive officers and employees of the Company or (ix) any purported termination of Executive's employment which is not effected in accordance with the terms of this Agreement.

                 (e) As used herein, the term "Retirement" shall mean that Executive shall have retired after reaching the earliest normal or early retirement date provided in the Company's retirement plans as then in effect.

                 (f) The date upon which Executive's employment terminates in accordance with any of the provisions of Section 3 (a) is referred to herein as the "date of termination". In the event of a termination of this Agreement pursuant to Section 3(a), the Company shall be obligated to pay to Executive, and Executive shall be entitled to receive (i) any unpaid Base Salary through the date of termination, (ii) reimbursement for expenses incurred by Executive through the date of termination, subject to the procedures set forth in Section 2(d), (iii) any unpaid Bonus in respect of fiscal years prior to the year in which the date of termination occurs, and (iv) such additional compensation or benefits, if any, as are set forth in Section 4 hereof . Except for the compensation and benefits specified in this Section 3 (f) and in Section 4, the Company shall have no obligation to provide to Executive any compensation or benefits from and


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after the date of termination. Executive agrees, upon any such termination, to resign as an officer and director of the Company and each of its Subsidiaries as of the date of termination.

                 (g) As used herein, "Change of Control" of the Company shall mean the happening of any of the following events:

                     (i) A change in control of the direction and administration of the Company's business of a nature that such change would be required to be reported in response to (a) Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities and Exchange Act of 1934 (the "Exchange Act"), or (b) Item 1(a) of Form 8-K under the Exchange Act, as each is in effect on the date hereof and any successor provision of such regulations under the Exchange Act, irrespective of whether the Company is then subject to such reporting requirements; or


                     (ii) Any "person" or "group" (as such term is used in connection with Section 13(d) and 14(d) or the Exchange Act) but excluding any employee benefit plan of the Company or any "affiliate" or "associate" of the company (as defined in Regulation 12b-2 under the Exchange Act) (a) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange
Act), directly or indirectly, of securities of the Company representing fifty percent (50)) or more of the combined voting power of the Company's outstanding securities then entitled ordinarily (and apart from rights accruing under special circumstances) to vote for the election of directors or (b) acquires by proxy or otherwise 50% or more of the combined voting securities of the Company having the right to vote for the election of directors of the Company, for any merger or consolidation of the Company, for the election of Directors, or for any other matter; or


                     (iii) During any period of six (6) consecutive months, the individuals who at the beginning of such period constitute the Board of Directors of the Company or any individuals who would be "Continuing Directors" (as hereinafter defined) cease for any reason to constitute at least a majority thereof; or


                     (iv) There shall be consummated (A) any consolidation, merger or recapitalization of the Company or any similar transaction involving the Company, irrespective of whether the Company is the continuing or surviving corporation, pursuant to which share s of the Company's common stock, par value $.01 per share ("Common Stock"), would be converted into cash, securities or other property, other than a merger of the Company in which the holders of Common Stock immediately prior to the merger have the same proportion and ownership of common stock of the surviving corporation immediately after the merger, (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company or (C) the adoption of a plan of complete liquidation of the Company (whether or not in connection with the sale of all or substantially all of the Company's assets) or a series of partial liquidations of the Company that is de jure or de facto part of a plan of complete liquidation of the Company; provided, that the diverstiture of less than substantially all of the assets of the Company in one transaction or a series of related transactions, whether effected by sale, lease, exchange, spin-off, sale of the stock or merger of a Subsidiary or





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otherwise, or a transaction solely for the purpose of reincorporating the
Company in another jurisdiction, shall not constitute a "Change in Control"; or

                     (v) The Board of Directors of the Company shall approve any merger, consolidation or like business combination or reorganization of the Company, the consummation of which would result in the occurrence of any event described in Section 3(d)(I), (ii) or (iv) above.

                     (vi) For purposes of this Agreement, "Continuing
Directors" shall mean the directors of the Company in office on the date hereof and any successor to any such director and any additional director who after the date hereof (i) was nominated or selected by a majority of the Continuing Directors in office at the time of his nomination or selection and
(ii) who is not an "affiliate" or "associate" (as defined in Regulation 12b-2 under the Exchange Act) of any person who is the beneficial owner, directly or indirectly, of securities representing ten percent (10%) or more of the combined voting power of the Company's outstanding securities then entitled ordinarily to vote for the election of directors.


          4.   Additional Benefits Upon Termination.

               (i) Bonus. (i) If Executive's employment hereunder terminates pursuant to the provisions of Sections 3 (a) (i) , 3 (a) (ii), 3 (a) (iv) or 3
(a) (vi), and Executive has served hereunder for at least one-half of the fiscal year in which the date of termination occurs, Executive (or Executive's estate, in the event of a termination due to death) will be entitled to receive a pro rata portion of the Bonus paid to the Executive on account of the immediately preceding fiscal year (the "Prior Bonus") based on that portion of the fiscal year for which Executive was employed hereunder. Such amount will be payable to the Executive within thirty (30) days following such date of termination.

               (ii) If Executive's employment hereunder terminates pursuant to the provisions of Section 3 (a) (v), Executive will be entitled to receive a bonus for the fiscal year in which the date of termination occurs equal to a pro rata portion of the Prior Bonus, based on that portion of the current fiscal year for which Executive was employed hereunder. Such sum will be payable within thirty (30) days after the date of termination.

               (iii) If Executive's employment hereunder terminates pursuant to the provisions of Section 3 (a) (iii), Executive will not be entitled to receive any Bonus in respect of the fiscal year in which the date of termination occurs.

          (b) Options. (i) Upon any termination of this Agreement pursuant to Sections 3 (a) (i), 3 (a) (ii), 3 (a) (iii), 3 (a) (iv), 3 (a) (v) or 3(a) (vi),
Executive will be entitled to retain any options granted to her prior to the date of termination and to hold and exercise such options in accordance with the terms thereof, provided that in the case of a termination of this Agreement pursuant to Sections 3(a) (i), 3 (a) (ii), 3 (a) (v) or 3 (a) (vi) Executive shall be entitled to exercise any options vested on the date of termination for the full original respective term of such options notwithstanding anything to the contrary contained in the stock option agreements limiting the





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exercise period in the event of the termination of the Executive.

          (c) Additional Benefits. (i) If this Agreement is terminated due to Executive's Disability pursuant to Section 3 (a) (ii) , Executive will be entitled to receive, in addition to the other compensation and benefits described herein, Executive's then effective Base Salary for a period equal to the balance of the then Employment Period, less the proceeds of any disability insurance policy on Executive purchased by the Company and the Company will continue to provide Executive with, or will reimburse Executive the cost of, major medical and health insurance for such period. The Base Salary for such period will be payable in the same manner as if Executive continued to be employed by the Company, and the insurance proceeds will be payable, if at all, on the basis specified in the applicable disability insurance policy.

          5. TRADE SECRETS.

          (a) Executive acknowledges that her employment by the Company, which is in the business of marketing incontinence products, may enable her to obtain confidential information concerning the Company, its subsidiaries and affiliates, their products, services, concepts, businesses, trade secrets, employees, customers, suppliers, vendors, venture partners, and strategic allies (collectively, the "Confidential Information"). Executive further acknowledges that the services to be performed under this Agreement are of a special, unique, unusual and extraordinary character, that the Company's products will be marketed and licensed throughout the United States and abroad, that the Company will be competing with other organizations which are or could be located in any part of the United States or abroad, and that the Confidential Information is of great value to the Company. Accordingly, Executive agrees that she shall not knowingly divulge any of the Confidential Information to anyone outside of the Company except as expressly authorized by the Board of Directors of the Company, or as is necessary to permit Executive to discharge her duties hereunder in good faith and in the best interests of the company, or as is required by law.

          (b) Except if this Agreement is terminated by way of breach of same by the Company or for reasons specified in Sections 7 (a) or 7 (b), Executive's covenants contained herein shall survive the termination or expiration of this Agreement.

          6. RIGHT TO INDEPENDENT COUNSEL.

          The parties hereto recognize that this Agreement is a legal document which may affect them adversely. Consequently, the parties acknowledge that prior to executing this Agreement they were given the opportunity to seek the advice of independent legal counsel regarding the provisions of this Agreement and their legal involvement herein. By executing this Agreement, the parties acknowledge that they have reviewed this Agreement with independent counsel or have waived their opportunity to do so.

          7. TERMINATION OF AGREEMENT.

          This Agreement shall, in addition to other provisions affecting termination, terminate on the occurrence of any of the following events:






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          (a)  dissolution of the Company; or
          (b)  the voluntary agreement of the parties hereto.

          8. CONSIDERATION FOR AMENDMENTS.

          In consideration of Executive's agreement to forego certain of her rights under the Restated Agreement by entering into this Agreement, including, without limitation, with respect to the term of employment, severance in the event of a change of control, and allocation of options, the Company agrees to pay to the Executive the sum of $75,000, payable as follows:

          (a) $25,000 in cash payable upon the execution of this Agreement;
          (b) $25,000 in cash on or before December 31, 1999; and
          (c) $25,000 in cash on or before March 31, 2000

          9. NOTICES.

          All notices, requests, demands, deliveries and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed, postage prepaid, registered or certified mail, return receipt requested to the parties at the addresses (or at such other address for a party as shall be specified by like notice) specified on the first page of this Agreement.

          10. WAIVER.

          No course of dealing nor any delay on the part of the Company or Executive in exercising any rights hereunder shall operate as a waiver of any such rights. No waiver of any default or breach of this Agreement shall be deemed a continuing waiver or a waiver of any other breach or default.

          11. GOVERNING LAW.

          This Agreement shall be governed by the laws of the State of Washington. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in Seattle, Washington, in accordance with the rules of the American Arbitration Association then in force. Any award rendered in any such proceeding shall be final and binding on the parties thereto and judgment upon any such award may be entered in any court of competent jurisdiction.

          12. COMPLETE AGREEMENT.

          This Agreement constitutes the entire agreement of the parties hereto and supersedes all prior agreements and proposals, oral and written, and all other communications between the parties relating to the subject matter contained herein, including, without limitation, the Employment Agreement.

          13. SEVERABILITY.



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          If any of the provisions of this Agreement are held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

          14. EXECUTORS, ADMINISTRATORS, SUCCESSORS AND ASSIGNS.

          The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon any successor of the Company or to the business of the Company. Neither this Agreement or any rights or obligations of Executive hereunder shall be transferable or assignable by Executive; provided, however, that this Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amounts would still be payable to Executive hereunder if she had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee or other designee or, if there be no such designee, to Executive's estate. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by written agreement, to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, the term "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement required by this Section 13, or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

          15. MODIFICATION.

          This Agreement may only be amended, varied or modified by a written document executed by the parties hereto.

          16. FURTHER INSTRUMENTS.

          The parties hereto agree to execute and deliver, or cause to be executed and delivered, such further instruments or documents and take such other action as may be required to effectively carry out the transactions contemplated herein.

          17.  INDEMNIFICATION AND LEGAL EXPENSES.

          (a) In addition to any liability insurance to be provided Executive under the terms contained in paragraph 2(c) and any indemnification provided under the Company's certificate of incorporation or by-laws or applicable law, the Company will indemnify and hold harmless Executive from and against any claims, damages, expenses (including reasonable attorneys' fees) judgments, fines, penalties (including any excise taxes assessed with respect to an employee benefit plan), and amounts paid in settlement incurred by Executive in connection with the investigation, defense, settlement or appeal of any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative, whether formal or informal and whether brought by or in the right of the corporation, (by a class of its security



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holders or otherwise) in which Executive may be involved as a party or otherwise by reason of the fact that Executive is or was a director, officer, stockholder, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, partner, trustee, employee or agent of another entity or by reason of anything done or not done by Executive in any such capacities; provided, however, that Executive shall not be entitled to indemnification for the portion of any proceeding in which a final judgment or other final adjudication adverse to the Executive establishes that Executive's acts were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated or that Executive personally gained in fact a financial profit or advantage to which the Executive was not legally entitled.

          (b) The Company shall pay the expenses (including reasonable attorneys' fees) incurred by the Executive in advance of the final disposition of a proceeding described in paragraph 17(a) upon receipt of an undertaking by or on behalf of Executive to repay such amount if it shall ultimately be determined that Executive is not entitled to indemnification under paragraph 17
(a). Such payments shall be made within thirty (30) days after a written, claim has been received by the Company or, in the case of attorneys fees and expenses, shall be paid directly by the Company.

          (c) Upon the reasonable request of Executive, the Company shall provide security satisfactory to Executive for its obligations hereunder.

          (d) If it shall be necessary or desirable for Executive to retain legal counsel and/or to incur other costs and expenses in connection with the enforcement or validity of Executive's rights under paragraph 17(a) or 17(b) or any other provisions of this Agreement, the Company shall pay or Executive shall be entitled to recover from the Company, as the case may be, reasonable attorneys' fees and costs and expenses, regardless of the final outcome. Such payments shall be made within thirty (30) days after a written claim has been received by the Company.

          18. SURVIVAL.

          All covenants, representations and warranties made in this Agreement, and all other documents provided for herein, shall survive the execution, delivery and performance of this Agreement.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                             CARING PRODUCTS INTERNATIONAL, INC.


                                             By: /s/ Michael Fleming
                                                 -------------------------------

                                                 /s/ Susan A. Schreter
                                                 -------------------------------
                                                 Susan A. Schreter



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